Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS IMPROVED
RESULTS FOR THE NINE MONTHS AND QUARTER ENDED MARCH 31, 2009

Ft. Lauderdale, FL, May 15, 2009 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals, today announced the results for the nine months and third quarter ended March 31, 2009.

The Company reported a net loss of $243,000 for the third quarter of fiscal 2009, which was an improvement of $1.2 million, or 83%, compared to a loss of $1.4 million for the same period a year ago.  EBITDA (a non-GAAP measure) of $974,000 reported for the quarter was an improvement of $697,000, or 252%, compared to $277,000 in the prior year.  For the first nine months of fiscal 2009, the Company reported a net loss of $391,000, an improvement of $6.0 million, or 94%, compared to a loss of $6.4 million in the prior year.  EBITDA of $3.7 million for the first nine months of the current fiscal year is an improvement of $3.6 million or 4,149% when compared to the $86,000 in EBITDA reported in the prior year.  Net margin per gallon increased to 25.1 cents for the third quarter of fiscal 2009 compared to 17.8 cents in the prior year’s period and 26.8 cents in the first nine months of fiscal 2009 compared to 17.8 cents for the same period last year.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“Throughout the first nine months of fiscal 2009 we have delivered improved financial results.   We began the fiscal year with a strong first quarter achieving improvements in several of our key financial categories when compared to the fourth quarter of our 2008 fiscal year.  We realized increases in gross profit of 36%, a $878,000 change from net loss to net income and EBITDA of 72%.  While emergency storm response work contributed to the results, we believe that the most important factor was the incremental margin contribution provided by improved operating efficiencies, which in turn stemmed from our fully operational ERP system and our continuing focus on higher margin business.”

“We started the second quarter of fiscal 2009 with optimism in light of our steadily improving bottom-line performance, but we were materially impacted during that quarter by the severe contraction of the national economy, which affected most of our 4,600 customers across virtually all U.S. manufacturing and service sectors.  In the second quarter, this economic downturn caused a reduction in gallons sold of 11%, net of any additions attributable to new business, and a lowering of quarterly gross profit by 43%, a $1.2 million change from net income to net loss and EBITDA decrease of 65% when compared to the first quarter.  We responded swiftly to these challenges in the second quarter by making significant reductions in costs, improving the efficiencies in all operating areas of the Company and expanded into five new markets and two states to meet previously unsatisfied demand for our services there.”

“As a result of these tactical measures, we are now back on track toward the financial performance that we had previously anticipated coming out of the first quarter of fiscal 2009.  During the third quarter we delivered material improvements in all the key financial categories, including an increase in gross profit of 15%, a reduction in net loss of 63%, and an EBITDA increase of 41% when compared to the second quarter.  We also increased our net margin per gallon to 25 cents during the third quarter, a 4 cent and 19% improvement from the second quarter.”

“We continue to better align our services with the needs and demands of our customers and their industries, while improving the efficiencies of our operations and increasing productivity.  We believe that we offer a higher value solution when compared to other providers in our sector, based on greater reliability, higher service quality and better reporting metrics.  As such and through these difficult economic times, we have stabilized our business and positioned ourselves for future growth.”

Highlights of Third Quarter Fiscal Year 2009 vs. Third Quarter Fiscal Year 2008

•
Revenues were $35.0 million in the third quarter of fiscal 2009, a decrease of $29.2 million, or a 46% decrease from $64.2 million in the same period in fiscal 2008.  The decrease consists primarily of a $24.7 million decrease due to price variances as market fuel prices have decreased approximately 54% in the third quarter of fiscal 2009 compared to the prior year.   Additionally, revenues decreased $4.5 million due to an 11% reduction in gallons sold compared to the same period in the prior year.  The decrease in gallons is the result of the severe contraction of the economy that started in November 2008 affecting the volume demand from our existing customers.  During the third quarter of fiscal 2009, we have seen some stabilization in the demand for our services from existing customers and a strong increase in new customer business as companies seek to reduce their costs of operation.  (Fuel price decreases are as disclosed by the Energy Information Administration for spot prices for low-sulfur No. 2 Diesel Fuel in the U.S. Gulf Coast.)

•
The net loss of $243,000 in the third quarter of fiscal 2009 was an improvement of $1.2 million from the $1.4 million loss incurred in the prior year period.  The 83% improvement was primarily attributable to the higher gross profit of $915,000 resulting from the 7.3 cents improvement in net margin per gallon and the lower interest expense of $301,000 offset by a $96,000 deferral fee related to our long-term debt.

•	EBITDA (a non-GAAP measure) was $974,000 in the third quarter of fiscal 2009, a $697,000 or 252% improvement from $277,000 generated in the prior year period.

•
Net margin per gallon increased to 25.1 cents in the third quarter of fiscal 2009 from l7.8 cents in the prior year, an increase of 7.3 cents, primarily as a result of higher margin business and improvements in operating efficiencies as we have consolidated routes and reduced costs.

Highlights of Third Quarter Fiscal Year 2009 vs. Second  quarter Fiscal Year 2009

•
Revenues were $35.0 million in the third quarter of fiscal 2009, a 22% decrease from $45.1 million in the second quarter of fiscal 2009 primarily due to a 28% decrease in fuel market prices.  The decrease was also partially due to a 3% reduction in gallons sold to 16.0 million in the third quarter of fiscal 2009 from 16.6 million in the second quarter of fiscal 2009, some of which is due to lower number of working days in the third quarter.

•
The net loss of $243,000 in the third quarter of fiscal 2009 was an improvement of  $417,000 from a net loss of $660,000 in the second quarter of fiscal 2009 primarily due to an increase in gross profit of $498,000.

•	EBITDA (a non-GAAP measure) was $974,000 in the third quarter of fiscal 2009, an increase of 41% from $690,000 in the second quarter of fiscal 2009.

•
Net margin per gallon increased to 25.1 cents in the third quarter of fiscal 2009 from 21.3 cents in the prior quarter primarily as a result of improvements in operating efficiencies and productivity as we cut costs throughout the Company and consolidated routes.

Highlights of First Nine months of Fiscal Year 2009 vs. First Nine months of Fiscal Year 2008

•
Revenues were $159.4 million in the nine months ended March 31, 2009, compared to $178.7 million in the prior year.  The decrease of $19.3 million consists of a $11.4 million decrease primarily due to lower volume and a $ 7.9 million decrease due to price variances as market fuel prices have decreased 14% compared to the same period a year ago.  (Fuel price decreases are as reported by the Energy Information Administration for spot prices for low-sulfur No. 2 Diesel Fuel in the U.S. Gulf Coast.)  As the result of the rapid contraction of the economy during the first half of fiscal 2009, we saw a dramatic and significant overall decrease in volume demand from our existing customers beginning in November 2008.  Accordingly, notwithstanding our addition of new customers during the period, the overall reduction in gallons sold was 3.7 million gallons, or 6.7% during the nine months ended March 31, 2009 versus the previous year.  On the other hand, during the third quarter of fiscal 2009, we have begun to see some stabilization in the demand for our services from existing customers.

•
The net loss was $391,000 in the nine months ended March 31, 2009 compared to a loss of $6.4 million in the prior year period.  The $6.0 million, or 94%, improvement was primarily due to an increase of $4.3 million in gross profit, which stemmed from an overall higher net margin per gallon, including higher margin contributions from emergency response services performed during the first quarter of the year, efficiencies derived from our ERP system, and a variety of cost cutting measures implemented this year in response to decreases in customer demand.  The loss on extinguishment of debt of $1.7 million recorded in the nine months ended March 31, 2008, from the refinancing of our promissory notes with new senior secured convertible subordinated notes, also contributed to the reduced net loss for the period.  Additionally, interest expense was $402,000 lower this year due to a combination of lower line of credit balances, and lower interest rates.   These decreases were partially offset by the increase of $318,000 in selling, general and administrative expenses.

•
EBITDA (a non-GAAP measure) was $3.7 million in the first nine months ended March 31, 2009 compared to $86,000 in the prior year, an improvement of $3.6 million.  The increase in EBITDA was due to increased gross profit of $4.3 million due to higher net margin per gallon for the period, including the incremental margin contribution from the emergency response services, partially offset by an increase of $318,000 in selling, general, and administrative expenses.

•
Net margin per gallon increased to 26.8 cents in the first nine months of fiscal 2009 from 17.8 cents in the prior year as a result of emphasis on higher margin business, improved efficiencies related to route structure consolidation and productivity and from the emergency response services provided for Hurricanes Gustav and Ike during the first quarter this fiscal year.

Highlights of Results for Quarterly Periods ending September 30, 2007 thru March 31, 2009

The following table portrays the financial trends for the Company’s seven most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the three months ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2008	2008	2008	2008	2009

Revenues	$55,497	$58,994	$64,162	$82,036	$79,271	$45,112	$34,982
Gross profit	$3,182	$2,565	$2,875	$4,290	$5,819	$3,292	$3,790
Selling, general and administrative	$3,803	$3,788	$3,445	$3,845	$4,632	$3,267	$3,455
Operating income (loss)	$(621)	$(1,223)	$(570)	$445	$1,187	$25	$335
Interest expense and other income, net	$(757)	$(763)	$(720)	$(811)	$(667)	$(677)	$(570)
Loss on extinguishmentof promissory notes	$(1,641)	$-	$(108)	$-	$-	$-	$-
Net income (loss)	$(3,019)	$(1,986)	$(1,398)	$(366)	$512	$(660)	$(243)

EBITDA¹	$196	$(387)	$277	$1,154	$1,990	$690	$974

Net margin	$3,569	$2,945	$3,228	$4,611	$6,161	$3,534	$4,027
Net margin per gallon²	$0.19	$0.16	$0.18	$0.24	$0.33	$0.21	$0.25
Gallons sold	18,695	18,050	18,102	19,024	18,550	16,602	16,041

¹
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

²	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

The following table reconciles EBITDA (a non-GAAP measure) to the net income (loss) for each of the seven quarterly periods presented above:

All amounts in thousands of dollars

	For the three months ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2008	2008	2008	2008	2009

Net income (loss)	$(3,019)	$(1,986)	$(1,398)	$(366)	$512	$(660)	$(243)
Add back:
Interest expense	778	782	780	720	683	680	575
Income tax expense	-	-	-	-	8	8	8
Depreciation and amortization expense:
Cost of sales	388	380	353	321	342	242	239
Selling, general and administrative expenses	282	304	311	357	341	342	334
Stock-based compensation amortization expense	126	133	123	122	104	78	61
Loss on extinguishment of promissory notes	1,641	-	108	-	-	-	-
EBITDA¹	$196	$(387)	$277	$1,154	$1,990	$690	$974

¹
 EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

The following tables present comparative financial data for the periods noted:

SELECTED INCOME STATEMENT AND FINANCIAL DATA

All amounts in thousands of dollars, except per share, and net margin per gallon
	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Petroleum product sales and service revenues	$29,746	$57,744	$142,584	$159,838
Petroleum product taxes	5,236	6,418	16,781	18,815
Total revenues	34,982	64,162	159,365	178,653

Cost of petroleum product sales and service	25,956	54,869	129,683	151,216
Petroleum product taxes	5,236	6,418	16,781	18,815
Total cost of sales	31,192	61,287	146,464	170,031

Gross profit	3,790	2,875	12,901	8,622

Selling, general and administrative expenses	3,455	3,445	11,354	11,036

Operating income (loss)	335	(570)	1,547	(2,414)

Interest expense	(575)	(780)	(1,938)	(2,340)
Interest and other income	5	60	24	100
Loss on extinguishment of promissory notes	-	(108)	-	(1,749)

Loss before income taxes	(235)	(1,398)	(367)	(6,403)

Income tax expense	(8)	-	(24)	-
Net loss	$(243)	$(1,398)	$(391)	$(6,403)

Basic and diluted net loss per share computation:

Net loss	$(243)	$(1,398)	$(391)	$(6,403)
Less: Preferred stock dividends	(124)	(56)	(452)	(56)
Net loss attributable to common shareholders	$(367)	$(1,454)	$(843)	$(6,459)

Basic and diluted net loss per share
attributable to common shareholders	$(0.02)	$(0.10)	$(0.06)	$(0.45)

Basic and diluted weighted average common
shares outstanding	15,136	14,556	14,905	14,438

EBITDA (non-GAAP measure)¹	$974	$277	$3,654	$86

Gallons sold	16,041	18,102	51,193	54,847

Net margin	$4,027	$3,228	$13,722	$9,743

Net margin per gallon²	$0.25	$0.18	$0.27	$0.18

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

[2]	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

RECONCILIATION OF NET LOSS TO EBITDA (Non-GAAP Measure)

 All amounts in thousands of dollars
	Nine Months Ended
	March 31,
	2009	2008

Net loss	$(391)	$(6,403)
Add back:
Interest expense	1,938	2,340
Income tax expense	24	-
Depreciation and amortization expense:
Cost of sales	823	1,121
Selling, general and administrative expenses	1,017	897
Stock-based compensation amortization expense	243	382
Loss on extinguishment of debt	-	1,749
EBITDA ¹	$3,654	$86

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

CONDENSED CONSOLIDATED BALANCE SHEET

                                 All amounts in thousands of dollars
	(Unaudited)
	March 31,	June 30,
	2009	2008
ASSETS
Current assets	$16,029	$33,607
Property, plant and equipment, net	8,953	10,276
Other assets, net	2,619	3,101
	$27,601	$46,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$23,861	$34,648
Long-term debt, net and other liabilities	1,129	9,284
Stockholders’ equity	2,611	3,052
	$27,601	$46,984

ABOUT  SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2009, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2008.